Exhibit 99.2

Clear Channel Outdoor Reports Second Quarter 2010 Results

San Antonio, Texas August 9, 2010 Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the second quarter ended June 30, 2010.

Second Quarter 2010 Results

Mark Mays, CEO of Clear Channel Outdoor, commented: “We continued to see positive business momentum across many of our markets during the second quarter. We are making considerable progress in executing our strategic plan to capitalize on the extraordinary reach and breadth of our outdoor assets in a recovering advertising environment. As we return to top-line growth, we are also generating consistent improvement in our profit margins, as a result of our commitment to focusing on our most profitable businesses, carefully managing our costs and building efficiencies across our operations.”

Mark Mays further noted, “Looking ahead, we remain optimistic about our growth prospects for the full year, given the strong trends that have continued into the current quarter. We are focused on driving ongoing innovation across our platform and maximizing our ability to deliver results for our advertising partners. As the global advertising market continues to recover, we believe we are well positioned to grow and generate increased cash flow from our operations to the benefit of our shareholders.”

The Company reported revenues of $701.4 million in the second quarter of 2010, a 1% increase from the $692.1 million reported for the second quarter of 2009, and excluding the effects of movements in foreign exchange rates, the revenue increase would have been 2%.1

Clear Channel Outdoor’s operating expenses increased 1% for the second quarter of 2010 compared to the same period of 2009. The increase in expenses would have been 2% excluding the effects of movements in foreign exchange rates.1 Included in the Company’s direct operating expenses, SG&A expenses and corporate expenses for the second quarter of 2010 and 2009 are $12.7 million and $10.1 million, respectively, of restructuring charges and approximately $3.1 million and $2.8 million, respectively, of non-cash compensation expense.

The Company’s consolidated net loss in the second quarter of 2010 was $2.5 million compared to a consolidated net loss of $689.4 million for the same period in 2009. Included in the 2009 results are impairment charges of approximately $812.4 million.

The Company’s OIBDAN was $164.2 million for the second quarter of 2010, a 1% decrease from the second quarter of 2009.1 The Company defines OIBDAN, a non-GAAP financial measure, as Operating income before Depreciation and amortization, Non-cash compensation expense, Impairment charges and Other operating income (expense) – net.

Revenue, Operating Expenses and OIBDAN by Segment

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009

Revenue[1]
Americas	$323,769	$315,553	3%
International	377,638	376,564	0%

Consolidated revenue	$701,407	$692,117	1%

Operating Expenses[1] ,2
Americas	$206,057	$198,125	4%
International	307,511	312,885	(2%)

Consolidated operating expenses	$513,568	$511,010	1%

OIBDAN[1]
Americas	$117,712	$117,428	0%
International	70,127	63,679	10%
Corporate	(23,660)	(15,446)

Consolidated OIBDAN	$164,179	$165,661	(1%)

[1]

See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.

[2]	The Company’s operating expenses include Direct operating expenses and SG&A expenses but exclude non-cash compensation expense associated with the Company’s stock option grants.

As of June 30, 2010, the Company had incurred a total of $104.5 million of costs in conjunction with its restructuring program that was initiated in the fourth quarter of 2008.

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

Americas

The Company’s Americas revenues increased $8.2 million during the second quarter of 2010 compared to the same period of 2009 as a result of increased revenue across the Company’s advertising inventory, particularly digital, driven by an increase in both occupancy and rate. Partially offsetting the revenue increase was the decrease in revenue related to the 2009 sale of the Company’s Taxi Media business.

Operating expenses increased $8.2 million during the second quarter of 2010 compared to the same period of 2009, primarily as a result of a $9.5 million increase related to the unfavorable impact of litigation. Additionally, a $6.4 million increase in site-lease expenses and a $5.7 million increase primarily related to selling and marketing costs, both associated with the increase in revenue, were partially offset by the impact of the disposition of Taxi Media.

The Company’s Americas OIBDAN for the second quarter of 2010 was $117.7 million or relatively flat when compared with the $117.4 million for the second quarter of 2009. 1 OIBDAN was also relatively flat excluding the effects of movements in foreign exchange rates1.

As of June 30, 2010, the Company had deployed a total of 522 digital displays in 35 U.S. markets. This includes 37 digital displays that were installed during the second quarter of 2010.

International

International outdoor revenue increased $1.1 million during the second quarter of 2010 compared to the same period of 2009. Strong revenue performance from billboards in the U.K. as well as street furniture across most countries was partially offset by the exit from transit contracts in Spain and from businesses in Greece and India, as well as a $9.1 million decrease from movements in foreign exchange.

Operating expenses decreased $5.3 million primarily due to a $9.1 million decrease from movements in foreign exchange and a $4.0 million decline in site-lease expenses associated with cost savings from the Company’s restructuring plan. Partially offsetting the decrease was an increase of $7.2 million primarily related to severance costs associated with the restructuring program.

The Company’s International OIBDAN for the second quarter of 2010 increased 10% to $70.1 million from $63.7 million for the second quarter of 2009. 1 Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was also 10%.

Conference Call

The Company will host a teleconference to discuss results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0719 and the pass code is 165793. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor_relations.htm. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 165793. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 – Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

	Three Months Ended June 30,
(In thousands, except per share data)	2010	2009

Revenue	$701,407	$692,117
Direct operating expenses	385,884	392,309
Selling, general and administrative expenses	130,692	121,342
Corporate expenses	23,757	15,653
Depreciation and amortization	105,299	114,808
Impairment charges	—	812,390
Other operating income – net	1,720	4,353

Operating income (loss)	57,495	(760,032)

Interest expense – net	56,589	38,086
Equity in earnings (loss) of nonconsolidated affiliates	4	(21,755)
Other expense – net	(4,155)	(2,612)

Loss before income taxes	(3,245)	(822,485)
Income tax benefit	741	133,124

Consolidated net loss	(2,504)	(689,361)
Amount attributable to noncontrolling interest	6,623	(263)

Net loss attributable to the Company	$(9,127)	$(689,098)

Diluted net loss per share	$(0.03)	$(1.94)

Weighted average shares outstanding – Diluted	355,542	355,370

The Company’s revenue decreased approximately $6.6 million and direct operating and SG&A expenses decreased approximately $7.1 million, due to the effects of foreign exchange movements during the second quarter of 2010 as compared to the same period of 2009.

TABLE 2 – Selected Balance Sheet Information

Selected balance sheet information for June 30, 2010 and December 31, 2009 was:

(In millions)	June 30, 2010	December 31, 2009

Cash	$616.5	$609.4
Total Current Assets	$1,579.0	$1,640.5
Net Property, Plant and Equipment	$2,305.9	$2,440.6
Due from Clear Channel Communications	$147.0	$123.3
Total Assets	$6,914.1	$7,192.4

Current Liabilities (excluding current portion of long-term debt)	$689.5	$724.0
Long-Term Debt (including current portion of long-term debt)	$2,562.3	$2,608.9
Shareholders’ Equity	$2,598.9	$2,761.4

TABLE 3 – Restructuring Costs

The Company incurred the following costs, included in Direct operating, SG&A and Corporate expenses, in conjunction with its restructuring program:

	Three Months Ended June 30,
(In millions)	2010	2009

Americas	$3.6	$3.0
International	9.1	5.2
Corporate	—	1.9

Total	$12.7	$10.1

TABLE 4 – Total Debt

At June 30, 2010, Clear Channel Outdoor had total debt of:

(In millions)	June 30, 2010	December 31, 2009

Bank Credit Facility	$—	$30.0

Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500.0	500.0
9.25% Series B Senior Notes Due 2017	2,000.0	2,000.0
Other Debt	62.3	78.9

Total	2,562.3	2,608.9
Cash	616.5	609.4

Net Debt	$1,945.8	$1,999.5

The current portion of long-term debt, which is included in Other Debt, was $16.2 million as of June 30, 2010.

Liquidity and Financial Position

For the six months ended June 30, 2010, cash flow provided by operating activities was $172.9 million, cash flow used for investing activities was $85.7 million, cash flow used for financing activities was $71.5 million, and the effect of exchange rate changes on cash was $8.6 million for a net increase in cash of $7.1 million.

The Clear Channel Worldwide Holdings, Inc. Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly, in order for the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to incur additional indebtedness and pay dividends, such as a $500 million exception for the payment of dividends.

Consolidated leverage, defined as total debt divided by the trailing 12-month EBITDA was 3.7:1 at June 30, 2010, and senior leverage, defined as senior debt divided by the trailing twelve month EBITDA was also 3.7:1 at June 30, 2010. The Company’s adjusted EBITDA of $690.5 million is calculated as the trailing twelve months operating income before depreciation and amortization, impairment charge, other operating income – net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $23.7 million; (ii) an increase of $39.8 million for non-cash items; (iii) an increase of $54.0 million related to expenses incurred associated with our cost savings program; and (iv) an increase of $12.3 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income - Net (OIBDAN)

The following tables set forth Clear Channel Outdoor’s OIBDAN for the three months ended June 30, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) – net; Equity in earnings (loss) of nonconsolidated affiliates; Interest expense; Other operating income (expense) – net; Impairment charges and D&A.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues and expenses at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (iv) Expense excluding non-cash compensation expense to expenses and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net	OIBDAN

Three Months Ended June 30, 2010
Americas	$59,667	$2,316	$55,729	$—	$117,712
International	19,865	692	49,570	—	70,127
Corporate	(23,757)	97	—	—	(23,660)
Other operating income – net	1,720	—	—	(1,720)	—

Consolidated	$57,495	$3,105	$105,299	$(1,720)	$164,179

Three Months Ended June 30, 2009
Americas	$57,540	$2,028	$57,860	$—	$117,428
International	6,118	613	56,948	—	63,679
Corporate	(15,653)	207	—	—	(15,446)
Impairment charges	(812,390)	—	—	812,390	—
Other operating income – net	4,353	—	—	(4,353)	—

Consolidated	$(760,032)	$2,848	$114,808	$808,037	$165,661

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

	Three Months Ended June 30,		%
(In thousands)	2010	2009	Change

Consolidated Revenue	$701,407	$692,117	1%
Excluding: Foreign exchange decrease (increase)	6,626	—

Revenue excluding effects of foreign exchange	$708,033	$692,117	2%

Americas revenue	$323,769	$315,553	3%
Excluding: Foreign exchange decrease (increase)	(2,511)	—

Americas revenue excluding effects of foreign exchange	$321,258	$315,553	2%

International revenue	$377,638	$376,564	0%
Excluding: Foreign exchange decrease (increase)	9,137	—

International revenue excluding effects of foreign exchange	$386,775	$376,564	3%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

	Three Months Ended June 30,		%
(In thousands)	2010	2009	Change

Consolidated Expense	$516,576	$513,651	1%
Excluding: Foreign exchange decrease (increase)	7,084	—

Expense excluding effects of foreign exchange	$523,660	$513,651	2%

Americas expense	$208,373	$200,153	4%
Excluding: Foreign exchange decrease (increase)	(1,968)	—

Americas expense excluding effects of foreign exchange	$206,405	$200,153	3%

International expense	$308,203	$313,498	(2%)
Excluding: Foreign exchange decrease (increase)	9,052	—

International expense excluding effects of foreign exchange	$317,255	$313,498	1%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

	Three Months Ended June 30,		%
(In thousands)	2010	2009	Change

Consolidated OIBDAN	$164,179	$165,661	(1%)
Excluding: Foreign exchange decrease (increase)	(458)	—

OIBDAN excluding effects of foreign exchange	$163,721	$165,661	(1%)

Americas OIBDAN	$117,712	$117,428	0%
Excluding: Foreign exchange decrease (increase)	(543)	—

Americas OIBDAN excluding effects of foreign exchange	$117,169	$117,428	0%

International OIBDAN	$70,127	$63,679	10%
Excluding: Foreign exchange decrease (increase)	85	—

International OIBDAN excluding effects of foreign exchange	$70,212	$63,679	10%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

	Three Months Ended June 30,		%
(In thousands)	2010	2009	Change

Americas Outdoor	208,373	200,153	4%
Less: Non-cash compensation expense	(2,316)	(2,028)

	206,057	198,125	4%

International Outdoor	308,203	313,498	(2%)
Less: Non-cash compensation expense	(692)	(613)

	307,511	312,885	(2%)

Plus: Non-cash compensation expense	3,008	2,641

Consolidated divisional operating expenses	$516,576	$513,651	1%

Reconciliation of OIBDAN to Net income (loss)

	Three Months Ended June 30,		%
(In thousands)	2010	2009	Change
OIBDAN	$164,179	$165,661	(1%)
Non-cash compensation expense	3,105	2,848
Depreciation and amortization	105,299	114,808
Impairment charge	—	812,390
Other operating income – net	1,720	4,353

Operating income (loss)	57,495	(760,032)

Interest expense – net	56,589	38,086
Equity in earnings (loss) of nonconsolidated affiliates	4	(21,755)
Other expense – net	(4,155)	(2,612)

Loss before income taxes	(3,245)	(822,485)
Income tax benefit	741	133,124

Consolidated net loss	(2,504)	(689,361)
Amount attributable to noncontrolling interest	6,623	(263)

Net loss attributable to the Company	$(9,127)	$(689,098)

Quarterly information regarding the sale of the Company’s Taxi Media business can be found in the Company’s first quarter 2010 earnings release, which is available on the Company’s website.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact: Randy Palmer, Director of Investor Relations, (210) 822-2828, or visit the Company’s web site at www.clearchanneloutdoor.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); changes in operating performance; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.